EXHIBIT 10.40


                               CYSTADANE AGREEMENT


         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Chronimed, Inc., a Minnesota corporation ("Chronimed"), and Orphan Medical, Inc., a Minnesota corporation ("Orphan Medical"), agree as of October 11, 1996 (the "Effective Date") as follows:

         1. The Marketing and Distribution Agreement, dated June 2, 1994, and amended December 22, 1995, and further amended June 3, 1996 (collectively the "Initial Agreement"), between Chronimed and Orphan Medical is amended as follows:

                  Betaine (aka Cystadane(TM)) ("Cystadane") is deleted from the list of "Initial Products" set forth on exhibit A to the Initial Agreement and, from and after the date of this agreement, shall not be
         (i) subject to the Exclusive License granted to Chronimed pursuant to the Initial Agreement, or (ii) treated as an "Initial Product" or a "Product" for any purposes of the Initial Agreement.

         2. The initial term ("Initial Term") of this agreement shall start on the Effective Date and continue unless sooner terminated as provided for in section 18 below, until the second anniversary of the date of Orphan Medical's invoice for the first commercial sale of Cystadane to Chronimed (the "Cystadane Domestic Launch Date" or the "CDLD").

         3. Orphan Medical hereby appoints Chronimed, and Chronimed hereby accepts such appointment, as a non-exclusive distributor with respect to the sale and use of Cystadane within the United States all subject to the terms of this agreement; provided, however, such distribution rights shall be exclusive for Cystadane products sold direct to patients for such patients' own use within the United States. Chronimed may market, sell or distribute Cystadane for use within the United States to all types of customers or patients, including patient direct, pharmacies, and wholesalers. Chronimed shall use all reasonable commercial efforts to promote the distribution of Cystadane within the United States.

         4. Orphan Medical shall establish, and may change from time-to- time, upon at least thirty (30) days prior notice to Chronimed, the published wholesale price (the "AWP") for Cystadane. As of the Effective Date of this agreement the AWP for Cystadane is [REDACTED-CONFIDENTIAL TREATMENT REQUESTED] per bottle containing 180 grams of Cystadane (a "Bottle"). The parties estimate that each patient or customer will use one Bottle of Cystadane per month.

         5. The price per Bottle of Cystadane payable by Chronimed shall be [REDACTED-CONFIDENTIAL TREATMENT REQUESTED] of the AWP in effect at the time of the receipt by Orphan Medical of an order for Cystadane from Chronimed and shall be paid within thirty (30) days of the date of Orphan Medical's invoice to Chronimed for the applicable Cystadane order. The parties may review annually the price payable by Chronimed for Cystadane, but no change in such price shall be effective unless mutually agreed to in writing by the parties. If any payment from Chronimed to Orphan Medical shall not have been received by Orphan Medical within fifteen (15) days after the date such payment is due, then for so long as such payment is overdue, interest at the rate of one and one-half per cent (1.5%) per month, or such lower rate as may be the maximum legally permissible rate, shall automatically become due and payable on such unpaid amount.

         6. During the term of this agreement, Orphan Medical shall pay to Chronimed a royalty on sales of Cystadane for use in the United States directly made by Orphan Medical or made by Orphan Medical's agents, representatives or distributors other than Chronimed. No royalty shall be payable for sales of Cystadane for use outside the United States. The royalty shall be computed and payable as follows:

                  (a) The royalty on Cystadane products shall be equal to [REDACTED-CONFIDENTIAL TREATMENT REQUESTED] of Orphan Medical's net sales of such products in the United States;

                  (b) Royalties shall be payable to Chronimed on a quarterly basis within forty-five (45) days after the end of the calendar quarter to which they relate, and each royalty payment shall be accompanied by a written summary of the net sales upon which the royalty payment is based; and

                  (c) For purposes of calculating the amount of the royalty owing to Chronimed, the term "net sales" shall mean accrued gross sales revenues collected by Orphan Medical during the relevant calendar quarter, less (i) all returns, allowances and rebates, (ii) bad debts,
         (iii) transportation, shipping and insurance charges, and (iv) taxes and duties.

         7. The term of this agreement shall automatically renew and continue following the Initial Term until either party gives the other party at least one hundred twenty (120) days prior written notice of its desire to terminate this agreement. During such notice period, the parties in their discretion may negotiate amendments to this agreement including new financial provisions. If the parties do not mutually agree in writing to amend or extend this agreement, it shall terminate without any further notice or action one hundred twenty (120) days after the giving of such notice or such later date as may be provided for in the notice.

         Upon expiration or termination of this agreement, Chronimed shall have no further distribution, royalty/compensation or other rights with respect to Cystadane or this agreement, Orphan Medical shall have further no obligations to Chronimed under this agreement and Orphan Medical may pursue all other methods of distribution with respect to Cystadane. Sections 16, 19, 21, 23, 25 and 30 of this agreement shall survive any expiration or termination of this agreement.

         8. During the term of this agreement, Orphan Medical shall maintain an inventory of at least [REDACTED-CONFIDENTIAL TREATMENT REQUESTED] cases of Cystadane, with each case containing twelve (12) Bottles of Cystadane (a "Case") and the minimum order for Cystadane from Chronimed shall be [REDACTED-CONFIDENTIAL TREATMENT REQUESTED] Cases. Chronimed may return Cystadane products to Orphan Medical in accordance with the Orphan Medical return policy as in effect at the time of return. Attached hereto marked Exhibit A is a copy of Orphan Medical's Return Goods Policy for Cystadane which is in effect as of the Effective Date of this agreement. Such policy may be changed by Orphan Medical from time-to-time effective as to Chronimed upon Orphan Medical giving notice to Chronimed. Anything to the contrary notwithstanding in Orphan Medical's Return Goods Policy for Cystadane now in effect or as it may be changed by Orphan Medical in the future, Chronimed may return to Orphan Medical, Cystadane products which are returned by Chronimed's direct patients, and upon Orphan Medical's receipt of such products, Orphan Medical shall ship a like quantity of replacement Cystadane products to Chronimed.

         9. Orphan Medical shall be responsible for selecting the method of shipment for Cystadane to Chronimed. Orphan Medical shall be responsible for the costs of shipping and insurance of Cystadane to Chronimed.

         10. During the term of this agreement Orphan Medical shall not sell Cystadane to any other wholesale entity within the United States on terms or prices more favorable than those extended to Chronimed.

         11. The parties shall jointly develop a "How to Obtain" system with brochures and other print materials determined by Orphan Medical. Each party will pay for the costs it incurs in connection with the development or implementation of such system. Chronimed shall put into outgoing orders reasonable amounts of additional brochures or other product information of Orphan Medical at no additional cost to Orphan Medical.

         12. Chronimed shall provide storage and warehouse space for Cystadane in an amount to be mutually agreed on by the parties and subject to applicable current good manufacturing practices requirements prescribed by the United States Food and Drug Administration (the "FDA"). Warehousing space provided to Orphan Medical shall be within the temperature and relative humidity range noted in the Cystadane product labeling.

         13. Chronimed will provide Orphan Medical with distribution services for the distribution of Cystadane from Chronimed warehouses to customers of Orphan Medical who are not the customers or patients of Chronimed. These distribution services will include Orphan Medical's indigent program. The parties shall negotiate in good faith a mutually agreeable fee payable by Orphan Medical for distribution services on a per order or per shipment basis.

         14. In addition to the obligations of the parties provided for in the other sections of this agreement, Orphan Medical shall be responsible for the following matters with respect to Cystadane:

                  (a) providing a finished and marketable Cystadane product;

                  (b) labeling the Cystadane product with NDC labeler code;

                  (c) developing the marketing materials and strategies;

                  (d) marketing the Cystadane product in such ways as Orphan Medical may determine, including formulary such as prenotification coverage with payors, such as Medicaid;

                  (e) providing annual sales forecast, including anticipated domestic launch dates for the Cystadane product, and Elliot's B(TM) Solution, and 4-MethyPyrazole (aka Antizol(TM) ) other than as human pharmaceutical products;

                  (f) regulatory issues with respect to the Cystadane product;

                  (g) designing indigent forms and providing copies to Chronimed to send to people who request such forms;

                  (h) evaluating all indigent forms for acceptability;

                  (i) paying for any Cystadane product given out under the indigent program;

                  (j) paying OBRA rebates for Medicaid patients;

                  (k) answering all questions of a medical nature through medical services at Orphan Medical;

                  (l) providing appropriate training to Chronimed customer service personnel to allow for adequate customer service regarding product distribution; and

                  (m) establishing the AWP and listing with appropriate pricing references.

         15. In addition to the obligations of the parties provided for in the other sections of this agreement, Chronimed shall be responsible for the following matters with respect to Cystadane:

                  (a) purchasing Cystadane product at the prices provided for in this agreement;

                  (b) selling Cystadane products for use within the United States at such prices as Chronimed may determine;

                  (c) providing all available sales and distribution information to Orphan Medical; provided however the design, content and frequency of reports with regard to sales and distribution shall be mutually agreed to by the parties and shall initially be submitted by Chronimed to Orphan Medical on a weekly basis;

                  (d) providing upon Orphan Medical's request, Chronimed's internal reports with respect to Cystadane product sales, amounts shipped and inventory on hand;

                  (e) tracking by lot numbers of all shipments to non-direct patients, and upon Orphan Medical's request, sales information by payor type, including direct patients and Medicaid (including any state or federally funded program) patients;

                  (f) maintaining a system by which the distribution of each lot of Cystadane product can be readily determined to facilitate a recall if necessary and maintaining FIFO shipment procedures and other internal procedures that shall comply with requirements prescribed by the FDA;

                  (g) offering a dedicated 800 number for customers to order the Cystadane product;

                  (h) including additional marketing materials in mailed orders, when requested by Orphan Medical, on a mutually agreed upon basis;

                  (i) gathering a valid prescription by fax, mail, or telephone when necessary;

                  (j) obtaining and receiving a Letter of Medical Necessity from the prescribing physician when necessary;

                  (k) receiving an assignment of benefits form for all patients who have medical insurance coverage when necessary;

                  (l) filling all prescription orders with:

                           (i) a form describing how to reorder;

                           (ii) a package insert; and

                           (iii) a patient medical profile form to be returned
                  to Chronimed in order to decrease the possibility of allergies and drug interactions;

                  (m) verifying insurance reimbursements, coverage, accepting assignment of benefits, and collecting all payor and patient payments;

                  (n) having a pharmacist available for non-medical pharmacy questions from patients or physicians from 7 a.m. to 7 p.m. CST Monday through Friday;

                  (o) reporting any and all adverse events or Cystadane product complaints to Orphan Medical the same day received;

                  (p) reporting all issues related for formulary coverage to Orphan Medical the same day learned, for Orphan Medical to resolve;

                  (q) providing indigent forms for relevant candidates; and

                  (r) managing all formulary inquiries as they relate to individual patient prescriptions, with help and support from Orphan Medical as reasonably requested by Chronimed.

         16. Each party shall perform its obligations under this agreement in compliance with all applicable laws and regulations, including FDA regulations. Each party shall indemnify the other party, its officers, employees and agents harmless from any and all claims, causes of action, damages, liability, costs and expenses (including reasonable attorney's fees) arising from the actions or omissions of the indemnifying party or such party's failure to perform its obligation under this agreement.

         17. Orphan medical will warrant Cystadane to Chronimed's direct patients in accordance with Orphan Medical's warranty as such warranty may be in effect from time-to-time, and Chronimed shall have no authority to expand or modify in any way such warranty. The warranty to patients is Orphan Medical's standard warranty and is in lieu of all other warranties, express or implied, which are hereby disclaimed and excluded by Orphan Medical, including without limitation any warranty of merchantability or fitness for a particular purpose or use.

         18. If either party defaults in the performance of any material provision of this agreement, then the non-defaulting party may give written notice to the defaulting party and, if the default is not remedied within thirty
(30) days following receipt of such notice, this agreement will be terminated without any further notice or action. Material breaches of this agreement shall include, without limitation, failure to timely pay amounts due, insolvency, or the commencement of bankruptcy or liquidation proceedings.

         19. The provisions of section 6.3 (Confidential Information), section
6.4 (Permitted Disclosures) and the definition of "Confidential Information" contained in section 1.1 of the Initial Agreement are incorporated into and make a part of this agreement.

         20. This agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior or contemporaneous agreements, understandings, negations and discussions, whether written or oral.

         21. This agreement shall be governed by and interpreted under the laws of the State of Minnesota, U.S.A., excluding its choice of law rules.

         22. All modifications, amendments, and/or waivers to this agreement, must be in writing and signedby both parties.

         23. In no event shall either party be liable to each other or any other party for loss of profits, indirect, special, consequential or incidental damages arising out of this agreement, Cystadane or any product even if it has been advised of the possibility of such potential loss or damage.

         24. Neither party may assign, delegate or transfer any of its rights or obligations, except Orphan Medical may delegate the obligations described under section 14(g) through (i), under this agreement, without the prior written consent of the other party. Any attempted assignment, delegation or transfer without such consent shall be void.

         25. If any provision of this agreement is found to be invalid or unenforceable, such provision shall be deemed stricken from this agreement and the remainder of this agreement shall continue in full force and effect.

         26. This agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Each party is acting as an independent contractor.

         27. Notices permitted or required to be given hereunder shall be deemed sufficient if given by (a) registered or certified mail, postage prepaid, return receipt requested, (b) private courier service, or (c) facsimile addressed to the respective addresses of the parties as contained in the Initial Agreement or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (1) receipt by the party to which notice is given, or (2) on the fifth (5th) day following mailing, whichever occurs first.

         28. If the performance of this agreement or any obligation hereunder (other than the payment of monies due owing hereunder) is prevented, restricted or interfered with by reason of any event or condition beyond the reasonable control of such party (including without limitation acts of state or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy or other supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion), the party so affected shall be excused from such performance, only for so long as and to the extent that such a force prevents, restricts or interferes with the party's performance and provided that the party affected gives notice thereof to the other party and uses diligent efforts to remedy such event or conditions.

         29. The timing and content of all public announcements relating to this agreement or its execution must be approved by both parties prior to the release of such announcement. Any use by one party of the other party's name or trademarks in connection with the agreement or any Cystadane product must be approved in advance by the other party.

         30. Any dispute, controversy or claim arising out of or relating to this agreement, or any breach thereof, including but not limited to any matters relative to the provisions of section 6 of this agreement, shall be resolved in accordance with the procedures set forth in section 11 of the Initial Agreement.


         IN WITNESS WHEREOF, Chronimed and Orphan Medical have caused this agreement to be executed by their respective authorized representatives as of the Effective Date.

                                         CHRONIMED INC.

                                         By /s/ Steven A. Crees
                                            ------------------------------
                                            Its  Senior Vice President
                                                 -------------------------

                                         ORPHAN MEDICAL, INC.


                                         By /s/ John Howell Bullion
                                            ------------------------------
                                            John Howell Bullion,
                                            Chief Executive Officer


Exhibit A to Cystadane Agreement

Orphan Medical Return Goods Policy: Cystadane(TM)(betaine anhyrous for oral solution)


The Company's policy shall be as follows:

1. Orphan Medical will accept responsibility for any product shipped to Chronimed which is damaged during shipping. Renumeration shall be in the form of replacement product.

2. Orphan Medical will accept responsibility for any product which is not acceptable from a quality standpoint. This would include product involved in recall or market withdrawal situations. Renumeration would again be in the form of replacement product.

3. Orphan Medical will work closely with Chronimed to assist in inventory management. In the event that product is overstocked by Chronimed, and in the event that Orphan Medical warehouse space is available to accept the given product, Orphan Medical will accept returns because of overstock. It is anticipated that the ability to forecast use based on chronic condition will be good and that this situation is unlikely to occur.

4. Similarly, Orphan Medical will work closely with Chronimed regarding the ordering of any short dated product. All attempts will be made to utilize short dated product for mail order patients vs. wholesale accounts and outdated merchandise should be minimized using this approach. In event of outdated product, Orphan Medical will accept responsibility by exception only (i.e. on a case by case basis).